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                                                                 EXHIBIT 3(a)(2)

                             ARTICLES OF AMENDMENT
                                       to
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       of
                             IMPERIAL SUGAR COMPANY

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act (the "TBCA"), the undersigned corporation adopts the following articles of amendment to its Amended and Restated Articles of Incorporation:

          1. The name of the corporation is Imperial Sugar Company.

          2. As permitted by Article 2.28D of the TBCA, Article VII of the current Amended and Restated Articles of Incorporation of Imperial Sugar Company provides that "The act of shareholders to approve an amendment of this Article VII shall be the affirmative vote of a majority of the shares entitled to vote on the matter, rather than the vote otherwise required by the Texas Business Corporation Act."

          3. The following amendment to the Amended and Restated Articles of Incorporation of the corporation replaces the first sentence of Article VII with the following:

          "The number of directors of the corporation shall be such number not less than six nor more than fourteen as shall be fixed by, or in the manner provided in, the by-laws of the corporation."

          4. The amendment made by these articles of amendment was duly adopted by the shareholders of the corporation at a meeting duly held on February 28, 2002.

          5. The number of shares outstanding as of the date hereof is 7,795,189 shares of Common Stock, without par value; the number of shares outstanding as of the close of business on January 18, 2002, the record date for such meeting of shareholders, was 7,585,405 shares of Common Stock, without par value, and 7,585,405 shares were entitled to vote on the amendment; the number of such shares voted for the amendment was 5,354,962; and the number of such shares voted against the amendment was 36,388.

     IN WITNESS WHEREOF, these articles of amendment have been executed on February 28, 2002.

                                       IMPERIAL SUGAR COMPANY

                                       By: /s/ Robert J. McLaughlin
                                          ------------------------------
                                          Robert J. McLaughlin
                                          President and Chief Executive Officer